Exhibit 99.1

ARYx Therapeutics, Inc. Announces Successful Results of

QT Study on ATI-7505 –

Findings Support Earlier Clinical Safety Data

FREMONT, California, July 2, 2008 – ARYx Therapeutics, Inc., (NASDAQ:ARYx), a biopharmaceutical company, today announced the results of an important cardiac safety study on its prokinetic agent, ATI-7505. The overall results of a Thorough QT (TQT) study designed to demonstrate whether electrocardiographic effects are seen at therapeutic and supra therapeutic doses and conducted under a collaboration agreement with Procter & Gamble Pharmaceuticals (P&G) were negative, supporting the favorable cardiac safety profile of the agent. ATI-7505 is a prokinetic agent in Phase 2 clinical trials for chronic constipation and functional dyspepsia. Please see the accompanying press release on the status of our P&G collaboration.

“We are pleased with the results of this Thorough QT study on ATI-7505 since they support the earlier clinical cardiac safety data seen with this compound, and represent an important step in our continuing mission to make proven therapies safer. The primary endpoint of the study was met as ATI-7505 does not significantly prolong the QT interval at the therapeutic and supratherapeutic doses,” said Dr. Paul Goddard, Chief Executive Officer and Chairman of ARYx Therapeutics.

The study design followed the FDA’s ICH E14 guidance for measuring whether drugs have the potential for causing prolongation of the QT interval. The FDA requires a thorough QT study on most drugs in development because prolongation in QT interval (corrected for changes in heart rate, or QTc) may signify an increased risk of developing cardiac arrhythmias.

The study, which included 250 subjects of which 78 were female, was a single-center, randomized, double-blind, placebo-controlled, 4-arm, parallel-group study of 2 doses of ATI-7505, a therapeutic dose of 40 mg every 6 hours and supratherapeutic dose of 200 mg every 6 hours, in healthy male and female volunteer subjects. Subjects in one treatment arm received a single dose of 400 mg moxifloxacin to serve as a positive control to establish the sensitivity of the study to measure QT prolongation. The data collected was evaluated utilizing a standard, manual extraction process performed by eResearch Technology.

When the data from all study participants were analyzed, the placebo-corrected QTc mean change from baseline (using the individual correction method for heart rate, or QTcI) for the therapeutic and supratherapeutic doses of ATI-7505 were 1.5 and 3.1 milliseconds, respectively, clearly making the results negative. The upper confidence interval of 10 milliseconds was not crossed at any of the 15 time points, with either dose. Moxifloxacin demonstrated Mean QTc prolongation of 8.7 milliseconds and the upper confidence interval of 10 milliseconds was crossed at 13 of 15 time points after dosing. The moxifloxacin response is consistent with previous clinical experience and thus validates the outcome of the study. In addition to a lack of meaningful changes in the mean QTc interval, the percent of outliers exceeding 30 milliseconds from baseline was consistent across placebo and active drug, as well as between genders, and no ATI-7505 subjects displayed a QTcI interval that exceeded 480 milliseconds at any time.

An exploratory analysis of the QTc interval data collected from female subjects in the study showed higher QTc increases in both the control drug moxifloxacin and ATI-7505 groups than were observed in the male subjects. However, a further standard analysis of this observation demonstrated that this effect is likely due to certain elements in the conduct of the study rather than a true drug effect. Moreover, this conclusion is supported by the measurement of the QTcI at time zero in the female subgroup; when ATI-7505 was at its lowest (trough) level, it yielded the highest observed effect in the study. Based upon the input and analysis by consultants expert in the conduct and interpretation of TQT studies, the company believes the findings in the female subgroup are spurious.

ARYx expects to submit the results of the complete TQT study to the FDA and believes that these results, along with continued positive clinical and preclinical data, will allow moving ATI-7505 into late-stage development.

Conference Call and Webcast Information

A conference call and simultaneous webcast to discuss these results and accompanying events will be held today, July 2, 2008, at 2:30pm Pacific Time. The webcast will be available live via the internet by accessing the ARYx website at www.aryx.com or through Thomson at www.earnings.com. Alternatively, the call can be accessed by dialing 866-700-5192. Participants outside of the U.S. should dial 617-213-8833. The passcode for the call is 32052837. Replays of the call will be available until July 16, 2008 at the Company’s website or by dialing 888-286-8010 or 617-801-6888 (international), passcode 49969932.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design™ technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical trials: an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, ATI-5923; an oral anti-arrhythmic agent for the treatment of atrial fibrillation, ATI-2042; a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit our web site at www.aryx.com for additional information.

About ATI-7505

ATI-7505 is our product designed to normalize upper and lower gastrointestinal motility to treat various GI disorders.  A potent agonist of 5-HT4 receptors which exist throughout the GI tract regulating gastric emptying and the motility of food through the intestines, ATI-7505 is engineered to maintain the efficacy of cisapride, a drug that reached peak sales of $1.0 billion a year prior to being withdrawn from the market in 2000 due to life-threatening cardiac toxicities. However, unlike cisapride, ATI-7505 is not dependent upon a rate-limiting cytochrome P450 enzyme in the liver for metabolism and therefore avoids the build-up of drug levels associated with cisapride’s toxicities. In addition, ATI-7505 is more selective than cisapride having minimal activity on the hERG channel in the heart and virtually no activity at the 5-HT3 or other serotonergic receptors. To date, over 600 patients have been treated with ATI-7505 and intensely monitored for cardiac effects with no cardiac QT prolongation seen.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the timing and availability of our clinical results, the initiation of new clinical trials, the completion of preclinical work, the ability of preclinical packages to lead to further clinical trials, the ability of a product candidate to be more predictable than currently available therapies regarding dosing and response to treatment, and the ability of a product candidate to avoid the dangers existing in currently available therapies. Words such as “expect,” “will,” “believes” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the company’s current expectations. Forward-looking statements involve risks and uncertainties. The company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that collaborative arrangements will likely place the development of our product candidates outside of our control, the risk that we may have to alter our development and commercialization plans if collaborative relationships are not established for ATI-5923 and ATI-2042, the risk that our product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that we may be unable to raise additional capital when needed which would force us to delay, reduce or eliminate product development programs, the risk that any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business, and the risk that third party manufacturers could delay or prevent the clinical development of our product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

Contact:
David Nagler
Vice President Corporate Affairs
ARYx Therapeutics, Inc.
(510) 585-2200 x. 211
dnagler@aryx.com